Exhibit 10.49

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is made by and among Jameson Inns, Inc. (the “Company”) and Martin D. Brew (“Executive”).

PURPOSE

Executive is employed by Company as its Treasurer and Chief Accounting Officer pursuant to that certain Employment Agreement dated as of February 19, 2004 (the “Employment Agreement”). Company and Executive have mutually agreed that Executive will continue in his current position through April 1, 2006, at which time his employment with the Company will terminate and he will begin a one-year consulting arrangement which will allow the Company to call upon the talents, services and expertise of Executive following the termination of Executive’s employment. Therefore, in order to achieve a final and amicable resolution of these relationships and positions in all respects and in consideration of the mutual covenants and promises set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

COVENANTS AND OBLIGATIONS OF COMPANY

1.1. Employment Duties and Responsibilities Through April 1, 2006. For the remainder of the period ending April 1, 2006, Executive will continue as an officer and employee of the Company pursuant to the terms of his Employment Contract. During that period, it is anticipated that he will spend approximately 90% of his time leading the internal

Company project to bring it into compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “SOX Project”) and approximately 10% of his time working with the accounting and financial reporting personnel of the Company to facilitate a smooth and efficient transition of his duties as Treasurer and Chief Accounting Officer. The SOX Project will entail the development and documentation of the systems, processes, controls and timetable, including planned allocation of resources, necessary or appropriate for the Company to achieve sustained compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated pursuant thereto. In this regard, Executive will work with the Company’s internal staff, outside consultants, independent accountants and counsel, provide monthly reports to the Company’s Board of Directors and will attend the meetings of the Audit Committee of the Board of Directors. With respect to his non-SOX Project responsibilities, Executive will participate in formal and informal meetings with the other accounting, human resources and other appropriate personnel, review the Company’s proposed filings with the Securities and Exchange Commission and otherwise perform such other tasks and projects as may be assigned by the Chief Executive Officer or President of the Company.

1.2 Compensation. Executive’s Base Salary is increased to $150,000 per annum effective June 1, 2005. In addition, Executive will be eligible to receive a cash bonus based upon the results of the SOX Project as reflected in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for the year ended December 31, 2005 (the “2005 10-K”), as follows:

a. If the management assessment reported in the 2005 10-K does not contain a disclosure of any material weaknesses, and the registered public accounting firm’s attestation report delivered in connection with its review of management’s assessment of the Company’s internal control over financial reporting confirms such assessment, Executive will be entitled to receive a bonus of $50,000; or

b. If the management assessment is reported in the 2005 10-K and the Company’s registered public accounting firm does provide an attestation report sufficient to allow the filing of the 2005 10-K on a timely basis (including any automatic extension permitted by Rule 12b-25) notwithstanding the reporting of one or more material weaknesses, Executive will be entitled to receive a bonus of $35,000 if the Chief Executive Officer or the President makes a determination that Executive has performed his duties and responsibilities relating to the SOX Project in an adequate and competent manner.

Any bonus payable pursuant to this Section 1.2 shall be paid no later than March 31, 2006.

1.3 Termination of Employment: The Company and Executive mutually agree that Executive’s employment with Company will terminate effective as of the close of business on April 1, 2006 (the “Termination Date”). Executive will become a consultant to the Company effective April 2, 2006 as contemplated by Section 1.4 below. Executive will receive his regular Base Salary through the Termination Date. For purposes of the Employment Agreement, the termination of Executive’s employment shall be considered a voluntary resignation other than for Good Reason. The confidentiality and non-solicitation covenants of Executive in Sections 13 and 14 of the Employment Agreement are hereby amended to provide that they shall continue in effect for a period of one year following the termination of Executive’s consulting arrangement contemplated by Section 1.4.

1.4. Consulting Arrangement: From and after the Termination Date until April 1, 2007 (the “Consulting Period”), Executive will be engaged as a consultant to the Company.

a. Executive’s duties as a consultant will include:

i. Reviewing and evaluating the test results of the financial reporting cycle consisting of the closing of the financial records and reporting process for the first quarter of 2006, which is scheduled to be completed by the end of April of 2006;

ii. Working with management on the 2006 management letter from the Company’s registered public accounting firm and its related impact on the Company’s disclosures in its 10-K report for 2006;

iii. Attending meetings of the Audit Committee of the Board of Directors at which the 2006 financial statements, audit of those financial statements and assessment of the Company’s internal control over financial accounting are discussed;

iv. Reviewing and providing management input on drafts of the proxy statement and related materials prepared in connection with the 2006 annual meeting of the shareholders of the Company, the quarterly reports on Form 10-Q for each of the first three fiscal quarters of 2006 and the Form 10-K report for 2006,; and

v. Being available for discussion and consultation with the Chief Executive Officer, President and Board members on significant topics and matters affecting the Company.

Executive will not be required to work at the headquarters office of the Company except as reasonably necessary to perform his obligations and commitments set forth herein. Executive will maintain a computer and internet connections as reasonably necessary to perform any work under the arrangement from a remote location.

b. Company will pay Executive a consulting fee equal to $150,000 per year, payable monthly, on the 15th day of each month, during the Consulting Period. In addition, the Company will pay for the costs to Executive of his family coverage under the Company’s health insurance plans pursuant to his COBRA rights. The Company also will reimburse Executive for all reasonable out-of-pocket expenses incurred in providing such consultation, including travel (other than commuting expenses between Executive’s home and the Company’s headquarters), provided such expenses are approved prior to being incurred. Executive’s status during the Consulting Period shall be that of an independent contractor. Finally, Executive will be granted a non-qualified option under the Company’s 2003 Stock Incentive Plan (the “Plan”) to purchase up to 75,000 shares of the Company’s common stock, which option will be subject to the following terms:

i. the option will become exercisable at the time of the expiration of Executive’s currently held options by reason of the termination of this employment with the Company (and the amount of shares covered thereby shall be reduced on a share for share basis if Executive should exercise any of this currently outstanding options prior to their expiration); provided, however, that the option shall not become exercisable for more shares than the number of shares with respect to which Executive’s current options are then exercisable immediately prior to the expiration of those options as contemplated by this paragraph 1.4(b)(i);

ii. the option price for 50,000 of the shares covered by the option will be $2.90 per share (subject to the adjustments provided for in the Plan or in the form of option agreement entered into with Executive) and the option price for the remaining 25,000 shares shall be $3.30 per share, subject to adjustment: and

iii. the option shall expire, to the extent not previously exercised, on the fifth anniversary of the commencement of Executive’s position as a consultant with the Company.

c. During the entire Consulting Period, Executive will be entitled to the benefit of the indemnification provisions of Section 12 of the Employment Agreement.

1.5 Release. As a condition to the payment of the bonus referred to in Section 1.2 above and as a condition to the commencement of the Consulting Period and receipt of the consulting fee contemplated by Section 1.4 of this Agreement, Executive shall sign and deliver to the Company an effective release in the form attached to this Agreement as Exhibit A.

ARTICLE II

COVENANTS AND OBLIGATIONS OF EXECUTIVE

In consideration of the promises and covenants of Company contained in this Agreement, Executive agrees to the following:

2.1. Waiver of Reinstatement and Future Employment: Executive forever waives and relinquishes any right or claim to reinstatement to active employment with Company, its affiliates, subsidiaries, divisions, and successors. Executive further acknowledges that Company has no obligation to rehire or return him to active duty at any time in the future from and after the Termination Date.

2.2. Return of Company Property: Executive will return to Company on or before his Termination Date or the termination of the Consulting Period, as appropriate, any and all Company property in his possession, including without limitation, the following: (a) computers and related equipment, including software; (b) market research information, business plans, marketing approaches, strategies and plans, and manuals (c) all hotel and building plans relating to the construction, modification, remodeling or development in any way of Jameson Inns or Signature Inns; (d) all other equipment, files and manuals; and (e) all software documentation and recordings of any sort related to the above.

ARTICLE III

GENERAL PROVISIONS

3.1. No Admission of Liability: This Agreement and compliance with this Agreement shall not be construed as an admission by Company of any liability whatsoever, or as an admission by Company of any violation of the rights of Executive, or any other person, or any violation of any order, law, statute, duty or contract.

3.2. Severability: In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

3.3. Governing Law: This Agreement will be interpreted and enforced in accordance with the laws of the State of Georgia.

3.4. Entirety and Integration: Upon the execution hereof by all the parties, this Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and supersedes all prior negotiations, understandings and/or agreements, if any, of the parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement or in the Employment Agreement to the extent it continues to be applicable.

3.5. Authorization: Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

Executive:

Dated: August 16, 2005	/s/ Martin D. Brew
Martin D. Brew

Jameson Inns, Inc.:

Dated: August 16, 2005	By:	/s/ Thomas W. Kitchin
	Its:	Chairman of the Board

Exhibit A

RELEASE

This Release is executed by Martin D. Brew (“Executive”) as of the 1st day of April, 2006 and delivered to Jameson Inns, Inc., a Georgia corporation (the “ Company”). Except for the rights, obligations and commitments specifically set forth in that certain Transition Agreement dated August 16, 2005 by and between the Executive and the Company (“Transition Agreement”), Executive fully and forever relieves, releases, and discharges Company, its predecessors, successors, parent, subsidiaries, operating units, affiliates, divisions, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing, from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive’s employment with and termination by Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. §1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. §206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101, et seq., which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq., which provides medical and family leave; the Fair Labor Standards Act, 29 U.S.C. §201, et seq., including state and local wage and hour laws relating to payment of wages, including vacation, severance, bonuses, and other forms of compensation; state and local laws relating to discrimination in employment; the Sarbanes-Oxley Act of 2002, __ U.S.C. §___, et seq which provides certain whistle blower protections, and all other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes, but is not limited to, a release by Executive of any claims for breach of contract, including breach of the Employment Agreement, mental pain, suffering and anguish, emotional upset, loss of consortium, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy or breach of any express or implied covenant of good faith and fair dealing, that the Company has dealt with Executive unfairly or in bad faith, and all other common law contract and tort claims. Executive is not waiving any rights or claims that may arise after this Release is signed by Executive.

Executive acknowledges that he has been advised by Company to consult with an attorney before signing this Release. Executive acknowledges that he has been extended a period of twenty-one (21) days within which to consider this Release. For a period of seven (7) days following Executive’s execution of this Release, Executive may revoke this Release by notifying Company, in writing, of his desire to do so. After the seven (7)-day period has elapsed, this Release shall become effective and enforceable. Executive acknowledges that certain sums to be paid by Company pursuant to the Transition Agreement are consideration to which he is not otherwise entitled to under any Company plan, program or prior agreement. Executive acknowledges that he is executing this Release voluntarily, knowingly, and without any duress or coercion.

Martin D. Brew

Date: _____________________________

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